Exhibit 3

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Intermix Media, Inc, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 28th day of July, 2005.


NEWS CORPORATION

By: /s/ Lawrence A. Jacobs
    ------------------------------------------
    Name:  Lawrence A. Jacobs
    Title: Senior Executive Vice President
           and Group General Counsel


FOX INTERACTIVE MEDIA, INC.

By: /s/ Lawrence A. Jacobs
    ------------------------------------------
    Name:  Lawrence A. Jacobs
    Title: Senior Executive Vice President